UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported):  November 28, 2007

SONA MOBILE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-12817 (Commission File Number)	95-3087593 (I.R.S. Employer Identification No.)

245 Park Avenue New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 486-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 28, 2007, Sona Mobile Holdings Corp. (the “Company”) closed the $3.0 million private placement (the “Private Placement”) of its 8% senior unsecured convertible debentures due 2010 in the aggregate principal amount of $3.0 million (the “Notes”) and five-year warrants (“Warrants”) to purchase an aggregate of 3,333,333 shares of the Company’s common stock, par value $.01 per share (“Common Stock”) pursuant to the terms of a Securities Purchase Agreement entered into among the Company and certain accredited investors on November 26, 2007.  Roth Capital Partners, LLC acted as exclusive placement agent for the Private Placement and received a placement agent fee.  The Private Placement was described further in the Company’s Current Report on Form 8-K filed on November 27, 2007 (the “Signing Form 8-K”)

The Notes bear interest at a rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1 in cash or shares of Common Stock, or combination thereof.  The Notes mature three years from the date of issuance and are convertible into shares of Common Stock at an initial conversion price of $0.45 per share, subject to full-ratchet anti-dilution protection for two years following the date of issuance and weighted average anti-dilution from the two year anniversary of the date of issuance through the maturity date of the Notes.  The Company will, subject to the satisfaction of certain enumerated conditions and at certain enumerated times, have the right to force conversion of a specified amount of the Notes at the then-applicable conversion price.  The Company will only have the right to prepay a Note with the prior written consent of a holder thereof.

The Notes contain negative covenants that provide that, except with the prior written consent of holders of at least 51% of the principal amount of the Notes then outstanding or if less than $500,000 principal amount of Notes, in the aggregate among all Notes, are then outstanding, the Company may not: (i) incur indebtedness for borrowed money of any kind (other than permitted indebtedness); (ii) create liens (other than permitted liens); (iii) amend the Company’s charter documents so as to adversely affect the rights or privileges granted under the Notes; (iv) subject to certain enumerated exceptions, repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or equivalents thereof; (v) subject to certain enumerated exceptions, repay, repurchase or offer to repay or repurchase any indebtedness; (vi) pay cash dividends or distributions on any equity securities of the Company; (vii) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the Securities and Exchange Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company; or (viii) enter into an agreement with respect to any of the foregoing. Events of default under the Notes include, without limitation: (i) failure to pay principal, interest, liquidated damages or other amounts on a Note; (ii) material breaches of material covenants of a Note; (iii) materially untrue or incorrect representations and warranties; (iv) certain judgment defaults; (v) events of bankruptcy; (vi) failure to timely deliver stock certificates to a holder; and/or (vii) failure to comply with certain registration obligations. If any event of default occurs and is uncured, the holders of at least 20% of the principal amount of the Notes then outstanding shall have the right to declare an event of default, in which the Notes subject to such declaration, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash at a specified default amount.

The foregoing summary of the terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Notes a copy of which is attached as Exhibit 4.1 to the Signing Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

The information provided in response to Item 2.03 of this Current Report on Form 8-K as well as the information provided in response to Item 1.01 of the Signing Form 8-K is incorporated by reference into this Item 3.02.

The Notes and Warrants were offered and sold to accredited investors without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or any state securities laws.  The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder.  The Company believes no advertising or general solicitation was employed in offering the securities.  The offerings and sales were made to a limited number of persons, all of whom represented they were accredited investors, and transfer was restricted in accordance with the requirements of the Securities Act (including by legending the securities).

This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Notes, the Warrants or the shares of Common Stock issuable upon conversion of the Notes (or as payment of interest thereon) or exercise of the Warrants.

Item 8.01 Other Events.

On November 29, 2007, the Company issued a press release announcing the closing of the Private Placement.  A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description
99.1	Press release issued by Sona Mobile Holdings Corp. on November 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sona Mobile Holdings Corp. (Registrant)

Date: November 29, 2007	By:	/s/ Shawn Kreloff
Name: Shawn Kreloff
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release issued by Sona Mobile Holdings Corp. on November 29, 2007.

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